DEL REY GLOBAL INVESTORS FUNDS
FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT
THE NORTHERN TRUST COMPANY

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT
     THIS AGREEMENT is made and entered into by and between del Rey Global Investors Funds, a statutory trust organized under the laws of the State of Delaware, having its principal office and place of business at 6701 Center Drive West, Suite 655, Los Angeles, CA 90045 (the “Trust”), on behalf of each of its series listed in Schedule A hereto, as such Schedule A may be amended from time to time in writing (each a “Fund” and collectively, the “Funds”), and The Northern Trust Company (“Northern”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603, as of the effective date listed in Schedule A corresponding to each Fund.
WITNESSETH:
          WHEREAS, the Trust is a Delaware statutory trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Trust wishes to retain Northern to provide fund accounting and administration services with respect to the Funds, and Northern is willing to furnish such services.
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. APPOINTMENT. Each Fund, by execution of a separate signature page to this Agreement, hereby appoints Northern to provide services for the Fund, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 and Schedule B to this Agreement.
     2. REPRESENTATIONS AND WARRANTIES.
          (a) Northern represents and warrants to each Fund that:
               (i) Northern is a corporation, duly organized and existing, and in good standing under the laws of the State of Illinois;
               (ii) Northern is duly qualified to carry on its business in the State of Illinois;
               (iii) Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
               (iv) All requisite corporate actions and proceedings have been taken to authorize Northern to enter into and perform this Agreement;

               (v) Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations under this Agreement;
               (vi) No legal or administrative proceedings have been instituted or threatened which would be reasonably likely to impair Northern’s ability to perform its duties and obligations under this Agreement; and
               (vii) Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.
          (b) Each Fund represents and warrants to Northern that:
               (i) The Trust is a statutory trust, duly organized and existing and in good standing under the laws of Delaware;
               (ii) The Trust is an investment company registered under the 1940 Act;
               (iii) The Trust, on behalf of the Fund, has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;
               (iv) All requisite actions have been taken to authorize the Trust on behalf of the Fund to enter into and perform this Agreement;
               (v) No legal or administrative proceedings have been instituted or threatened which would be reasonably likely to impact the Fund’s ability to perform its duties and obligations under this Agreement; and
               (vi) The execution of this Agreement by the Trust, on behalf of the Fund, shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.
     3. DELIVERY OF DOCUMENTS. During the term of this Agreement, each Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information of the Fund within its possession that Northern reasonably may request or require to properly discharge its duties and obligations under this Agreement. Such documents may include but are not limited to the following:
          (a) Actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;
          (b) The Trust’s governing documents, e.g., By-Laws, Trust Instrument, Operating Agreement, etc.;
          (c) The Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act relating to the Fund (the “Registration Statement”) and the Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

          (d) Auditors’ reports required to be filed with the Registration Statement; and
          (e) Such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements, as may be necessary for Northern to perform its duties and obligations under this Agreement.
     4. SERVICES PROVIDED.
          (a) With respect to each Fund, Northern will provide such of the following continuous services as agreed with a Fund subject to the control, supervision and direction of the Fund and the Board of Trustees to the Trust (the “Board”) and the review and comment by the Fund’s auditors and legal counsel, and in accordance with procedures, if any, which may be established from time to time between the Fund and the Northern, and all reasonable resolutions and policies implemented by the Fund:
               (i) Fund Administration services set out on Schedule C, and
               (ii) Fund Accounting services set out on Schedule D.
          (b) Northern will also, with respect to each Fund:
               (i) Provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);
               (ii) Provide or otherwise obtain qualified personnel sufficient for provision of the services contemplated herein;
               (iii) Furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and
               (iv) Maintain and keep all books, accounts and other records of each Fund that relate to activities performed by or on behalf of Northern under this Agreement and, if required by the 1940 Act, maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Northern agrees that all records which it maintains for each Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise upon request. Northern further agrees that all records which it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act, unless any such records are earlier surrendered as provided above. Records shall be surrendered in hard copy, computer disc or other accessible electronic format. Northern shall not have the right to retain copies of such records without the Fund’s prior written consent. Notwithstanding the foregoing, each Fund consents to Northern retaining copies of such records that are stored in a central archival system as long as access to such system is restricted to Northern’s officers, directors, employees, advisors and representatives with a need to know the information contained therein; provided that such persons shall be bound to treat such information confidential in accordance with the terms of this Agreement. Any records retained by Northern shall be subject to observance of its confidentiality obligations under this Agreement.
     5. FEES AND EXPENSES.
          (a) As compensation for the services rendered to a Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern the fees set out in Schedule B to this Agreement with respect to such Fund in accordance with the terms of this Agreement. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from such mid-month date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, each Fund shall pay to the Transfer Agent such compensation as shall be due and payable by such Fund as of the effective date of termination.
          (b) For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Board.
          (c) Each Fund may request additional services, additional processing, or special reports (“Additional Services”) which are not contemplated in this Agreement, and will provide such specifications and requirements of said Additional Services, as Northern may request for the purpose of evaluating the request for Additional Services. If Northern elects to provide such Additional Services or arranges for such Additional Services to be provided, it shall be entitled to additional fees and expenses at such customary rates and charges as may be mutually agreed upon by the parties in writing.
          (d) Northern will bear its own expenses in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties in writing in the fee schedule as amended from time to time. Each Fund agrees to reimburse Northern for any equipment or supplies ordered by or for the Fund through Northern and for any other expenses that Northern may reasonably incur on the Fund’s behalf, at the Fund’s request or as consented to by the Fund in writing. Northern agrees to notify the Fund of any such expenses that exceed $2,500 as soon as reasonably practical. In addition, Northern may utilize one or more independent pricing services authorized and approved by a Fund in writing to obtain securities prices and to act as backup to the primary pricing services utilized by Northern in connection with determining the net asset values of the Fund. Each Fund will reimburse Northern for its share of the cost of such services based upon the actual usage by each Fund of the independent pricing services for the benefit of that Fund. All fees, out-of-pocket expenses, or additional charges of Northern payable by a Fund under this Section 5 and Schedule B shall be billed to the Fund on a quarterly basis and shall be due and payable by the Fund within a reasonable period of time after receipt of the invoice by the Fund; provided that no amounts under this Agreement shall be payable or begin to accrue with respect to a Fund, until the earlier of (i) the closing of the Fund’s offering or subscription period and (ii) the offering of the Fund’s shares to the public after the effectiveness of its Registration Statement. If for any reason a Fund does not close the offering of its shares after a subscription period or a Fund’s Registration Statement either does not become effective or the Fund does not offer and sell its shares to the public after its Registration Statement becomes effective, no amounts under this Agreement, including fees, out-of pocket expenses or additional charges of Northern, shall be accrued or payable by such Fund, or the Trust with respect to such Fund, at any time.
          (e) In the event that a Fund is more than one hundred twenty (120) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated with respect to such Fund upon thirty (30) days’ prior written notice to the Fund by Northern. Each Fund must notify Northern in writing of any contested amounts within sixty (60) days of receipt of an invoice for such amounts. Disputed amounts are not due and payable while they are being contested.
     6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.
          (a) Northern shall be responsible for the performance of only such duties, obligations and services as are set forth in this Agreement. In the performance of its duties, obligations and services hereunder, Northern shall be obligated, as applicable, to exercise due care and diligence and act in good faith in the performance of its duties, obligations and services called for in this Agreement, including the services referenced in Section 4 of this Agreement and in all events shall act in good faith in performing the services provided for under this Agreement and Schedules C and D hereto.
          (b) Except as otherwise set forth in Section 6(d) hereof, Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by a Fund in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on Northern’s part or the part of its agents, delegates or employees, in the performance of or from reckless disregard by Northern or its agents, delegates or employees of the obligations and duties specifically set forth in this Agreement.
          (c) Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and each Fund, severally but not jointly, shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities (“Losses”), except to the extent such Losses are caused by or resulting from willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence, gross negligence or reckless disregard on Northern’s part or the part of its agents, delegates or employees, incurred by Northern in the performance of its/their duties hereunder on behalf of the Fund, including but not limited to those arising out of or attributable to:
               (i) The reliance on or use by Northern or its officers of information, records, or documents which are received by Northern or its officers and furnished to them by or at the request of a Fund for use in connection with Northern’s provision of services under this Agreement;
               (ii) The Fund’s refusal or failure to comply with the material provisions of this Agreement;

               (iii) The breach of any material representation or warranty of the Trust on behalf of the Fund;
               (iv) The reliance on, or the carrying out, by Northern or its officers of any Proper Instruction by an Authorized Person, each as defined below;
               (v) Any delays of, inaccuracies or errors in, or omissions from, information or data provided to Northern by data or pricing services or securities brokers or dealers;
               (vi) The failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations, except to the extent such failure arises from Northern’s failure to perform its duties and obligations under this Agreement;
               (vii) Any failure of the Registration Statement relating to the Fund to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact in such Registration Statement necessary to make the statements therein not materially misleading, provided, however, that a Fund’s obligation to indemnify Northern shall not be deemed to cover any such losses, damages, costs, attorneys’ fees and expenses, payments, expenses and liabilities arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information relating to Northern and furnished to the Trust, the Fund or its counsel by Northern in writing for inclusion in the Registration Statement.
          (d) Northern shall indemnify and hold each Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments, expenses and liabilities arising out of or attributable to:
               (i) Northern’s refusal or failure to comply with the material terms of this Agreement;
               (ii) Northern’s breach of any material representation, warranty, covenant or certification made by it herein; or
               (iii) the willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on Northern’s part or the part of its agents, delegates or employees, in the performance of, or from reckless disregard by Northern or its agents, delegates or employees of, the duties and obligations specifically set forth in this Agreement.
          (e) In no event shall either Northern or the Fund be liable for any special, punitive (except to the extent punitive damages are imposed due to the conduct of Northern) or consequential damages of any kind whatsoever under any provision of this Agreement, even if advised of the possibility thereof.
          (f) The indemnifications contained hereunder shall survive the termination of this Agreement.

     7. ADDITIONAL COVENANTS.
          (a) In performing its services hereunder, Northern shall be entitled to rely on instructions (which may be standing instructions) which it reasonably believes were received by Northern from an Authorized Person, (i) in writing signed by the Authorized Person; or (ii) by such other means as may be agreed upon in writing from time to time by Northern and the party giving such instruction (“Proper Instructions”) from the Fund and any person authorized by a Fund to give Proper Instructions on behalf of the Fund and in respect of whom Northern has not received written notice from the Fund that such authorization has been revoked (an “Authorized Person”). The Fund shall provide Northern with an incumbency certificate specifying the names, specimen signatures and powers of all Authorized Persons in respect of the Fund. Northern may rely upon the identity and authority of such persons until it receives written notice from the Fund to the contrary.
          (b) In connection with the performance of its duties and obligations under this Agreement, Northern shall cooperate with all reasonable requests of the Fund and its representatives related to the administration and monitoring of the Fund’s compliance program pursuant to Rule 38a-1 under the 1940 Act.
          (c) Upon request, Northern shall provide each Fund, at such times as each Fund may request, its most recent SAS 70 report (or other applicable report) by independent public accountants on the accounting system, internal accounting controls and procedures relating to the services provided by the Northern under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state. Northern shall retain an independent public accounting firm to prepare a SAS 70 report (or other applicable report) at least annually and more frequently if deemed by Northern necessary or desirable as a result of deficiencies in its internal controls.
          (d) Northern understands and agrees that it is a “service provider” to the Trust, on behalf of each Fund, as contemplated by Rule 38a-1 under the 1940 Act. As such, Northern agrees to reasonably cooperate with the Trust, the Fund, and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (i) any and all compliance-related matters relating to Northern’s activities hereunder, and (ii) the efforts of the Trust, on behalf of each Fund, to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Fund and its service providers. In this regard, Northern shall:
               (i) submit to the Board for its consideration and approval, prior to commencement of a Fund’s operations, Northern’s applicable compliance policies and procedures;
               (ii) submit to the Board for its consideration and approval, annually (and at such other times as the Trust, on behalf of a Fund, may reasonably request), a report (“Report”) fully describing any material amendments to Northern’s compliance policies and procedures since the more recent of: (1) the Board’s approval of such policies and procedures or (2) the most recent Report;
               (iii) provide periodic reports discussing Northern’s compliance program and special reports on a timely basis in the event of material compliance matters and material changes to the compliance program;
               (iv) permit the Trust, on behalf of each Fund, and its Trustees and officers to become familiar with Northern’s operations and understand those aspects of Northern’s operations that may expose the Trust or the Fund to compliance risks or lead to a violation by the Trust, the Fund or Northern of the federal securities laws;
               (v) make its officers and employees available to employees of the Trust, the Fund or their designees to answer questions relating to Northern’s provision of services under this Agreement and Northern’s compliance with its operating policies and procedures, including permitting the Trust, on behalf of each Fund, and its Trustees and officers to maintain an active working relationship with Northern’s compliance personnel by, among other things, providing the CCO and other officers with a specified individual within Northern’s organization to discuss and address compliance-related matters;
               (vi) provide the Trust, on behalf of each Fund, and its Trustees and CCO with such certifications as may be reasonably requested by the Fund; and
               (vii) reasonably cooperate with each Fund’s independent public accountants and shall take all reasonable action in the performance of its duties and obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants, to support the expression of the accountant’s opinion and their review of the appropriate internal controls and operations, as such may be required from time to time.
          (e) Upon request of a Fund, Northern shall provide such information and records in its possession relating to the Fund that the Fund may require, and shall cooperate with the Fund, in order for the Fund to respond to inquiries and requests for information by its regulators.
          (f) In the event of equipment failures beyond Northern’s control, Northern shall take reasonable and prompt steps to minimize service interruptions to each Fund under this Agreement. Northern shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment.
          (g) Northern hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund if Northern determines that it is no longer able to perform the services hereunder or that its ability to provide the services hereunder has been materially impaired.
          (h) Northern hereby agrees to, subsequent to the date hereof, promptly notify the Trust on behalf of each Fund (i) if an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of Northern or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Northern or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) if Northern shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Northern or for a substantial part of its assets, (d) file an answer admitting the material allegations of a petition filed against it in any proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing (clauses (i) and (ii), each a “Northern Bankruptcy Event”).
          (i) Northern hereby agrees to provide to each Fund’s distributor in a timely and accurate manner all such information that is in Northern’s possession (and in such reasonable medium) that the Fund’s distributor may reasonably request that may be necessary for such distributor to perform its duties for the Fund under the applicable distribution agreement.
     8. CONFIDENTIALITY.
          (a) During the term of this Agreement, Northern and a Fund may have access to confidential information relating to matters such as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to Northern or a Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known, of which the party receiving the information should reasonably be aware, without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party from information received by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue on a non-confidential basis of which the party who developed the information should reasonably be aware. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Each party hereby agrees not to disclose any Confidential Information other than to those of its officers, directors, employees, advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein and are under an obligation to maintain its confidentiality. Each party hereby acknowledges that it may receive material non-public information regarding securities in connection with this Agreement and agrees that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning securities from purchasing or selling the securities of any issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
          (b) Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over Northern, the Trust or the Fund, as applicable; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party or (iv) necessary to perform the services hereunder; provided that in the event of (i) or (ii) the disclosing party shall give, to the extent permitted under applicable law, the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.
          (c) In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.
     9. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
If to the Trust:
del Rey Global Investors Funds
6701 Center Drive West, Suite 655
Los Angeles, CA 90045
Attention: Gerald W. Wheeler
Fax: (310) 649-4230
If to Northern:
The Northern Trust Company
50 LaSalle Street
Chicago, Illinois 60675
Attention: Head of Global Funds Services Americas
Fax: 312-444-5431

     10. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.
     11. FORCE MAJEURE. Subject to Section 7(f), Northern shall not be responsible or liable for any harm, loss or damage suffered by a Fund, its shareholders, or other third parties or for any failure or delay in performance of Northern’s duties, obligations or services under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Northern’s control. In the event of a force majeure, any harm, loss, damage, failure or delay by Northern as a result of such force majeure will not give the Fund the right to terminate this Agreement. Notwithstanding the foregoing, Northern shall maintain a commercially reasonable business continuity plan designed to mitigate the impact of any Force Majeure event and agrees to implement such plan upon the occurrence of a Force Majeure event.
     12. USE OF NAME. Northern will obtain the prior written consent of a Fund before using the name of the Fund, the Trust, or any of their respective affiliates, or any of the Fund’s materials in Northern’s materials.
     13. AMENDMENTS. This contract is a separate contract with respect to each Fund. This Agreement may be modified or amended with respect to a Fund from time to time by mutual written agreement between Northern and such Fund. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     14. TERM.
          (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date specified on Schedule A. Unless sooner terminated as provided under this Agreement, this Agreement shall continue in effect for three years from the date hereof (the “Initial Term”). Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods (each such year-to-year renewal term a “Renewal Term”), provided such continuance is approved by the Board of Trustees. Ninety (90) days before the expiration of the Initial Term or a Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fee for any Renewal Term shall equal the fees then in place for the Initial Term or the prior Renewal Term, as applicable.
          (b) Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of the Initial Term or any Renewal Term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated (x) in the event of a Fund’s reasonable dissatisfaction with Northern’s services under this Agreement upon no less than 60 days’ written notice by the Trust with respect to a Fund, provided, however, that in such case the Fund shall give notice to Northern specifying the nature of the dissatisfaction in sufficient detail to permit Northern to identify and attempt to cure such dissatisfaction and if Northern fails to cure such dissatisfaction within 60 days of receipt of such notice the Fund may terminate this Agreement immediately, (y) or upon 180 days’ prior written notice by Northern to the Fund. Dissatisfaction as used in this paragraph must be in relation to the delivery of a service, or a component therof, as contemplated by this Agreement and the dissatisfaction must be fact specific and measurable by objective criteria. In the event that Northern gives notice of termination of this Agreement with respect to a Fund, the Fund may, in its sole discretion, extend the term of this Agreement by three calendar months following the date of termination if the Fund is unable to find a successor administrator for such Fund by the date of termination in such notice.
          (c) Notwithstanding the foregoing, a Fund may terminate this Agreement at any time without the payment of any penalty: (i) upon the breach of any section of this Agreement, if such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, lack of good faith, fraud, negligence or gross negligence on Northern’s part or the part of its agents or employees, in the performance of, or from reckless disregard by Northern or its agents or employees of, the duties and obligations specifically set forth in this Agreement; (ii) if Northern (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has, or may reasonably have, a material adverse effect on the Fund; or (iii) upon the occurrence of a Northern Bankruptcy Event.
     15. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     16. ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other party, except that Northern may, after providing a Fund with ninety (90) days’ prior written notice, assign this Agreement with respect to such Fund to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern; provided, that the Fund shall have the right to terminate this Agreement immediately rather than have such successor assume Northern’s duties and obligations under this Agreement.
     17. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     18. GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

     19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the effective date with respect to the del Rey Monarch Fund as set out in Schedule A.

DEL REY GLOBAL INVESTORS FUNDS, on behalf of its series, DEL REY MONARCH FUND
By:	/s/ Gerald W. Wheeler
	Name:	Gerald W. Wheeler
	Title:	Chairman

THE NORTHERN TRUST COMPANY
By:	/s/ Philip A. Cook
Print Name: Philip A. Cook

	Title:	Vice President

SCHEDULE A
SERIES OF DEL REY GLOBAL INVESTORS FUNDS

Fund	Effective Date of the Agreement

del Rey Monarch Fund	January 24, 2011

A-1

SCHEDULE C
FUND ADMINISTRATION SERVICES
Description of Fund Administration Services to be Provided on a Continuous Basis to each Fund:
1.	Maintain general Board calendars and regulatory filing calendars and ensure appropriate measures are put in place for changes;

2.	Prepare production calendar setting forth all deliverables, dates, and responsible parties to ensure all filings and requirements are met, and ensure appropriate measures put in place for changes;

3.	Prepare, update and file with the Securities and Exchange Commission (the “SEC”) all reports required to be filed by the Fund with the SEC, including the following documents: Form N-SAR, Form N-CSR, Form N-Q, and Form N-PX;

4.	Work with the Fund and Fund counsel to prepare, update and file all amendments to the Registration Statement, including annual or other updates to the Prospectuses and SAIs for the Funds and any sticker supplements thereto, and coordinate the printing and distribution to shareholders of such documents;

5.	Assist with drafting, coordinating, and filing registration statements (annually); circulate registration statements for review, finalize, EDGARize, and file after outside counsel’s review;

6.	Prepare, update and file Rule 24f-2 notices, including coordination of payment;

7.	Assist in the preparation and filing with the SEC of proxy statements;

8.	Compile financial information required in a proxy if shareholder meetings are required;

9.	Assist in the preparation of notices of annual or special meetings of shareholders;

10.	Provide consultation on proxy solicitation matters;

11.	Work with the Fund and Fund Counsel to review all EDGAR proofs and coordinate EDGARizing, filing, and printing;

12.	Provide relevant procedural documentation and certifications for the Chief Compliance Officer of the Trust and 38a-1 requirements;

13.	Advise and consult with the investment adviser to the Funds (the “Adviser”) on matters pertaining to new fund launches;

14.	Provide appropriate personnel to attend Board and shareholder meetings, record and prepare minutes of such meetings and follow upon on deliverables or other issues;

15.	Prepare and review with Fund counsel and senior management the agenda and resolutions for all requested Board and committee meetings, attend meetings as appropriate or requested, make presentations to the Board and committee meetings where appropriate, prepare minutes for Board and committee meetings;

16.	Draft standard resolutions and circulate to Fund counsel;

17.	Prepare board materials, including notice, agenda, memoranda, resolutions, financial and compliance reports and background material for legal approval at quarterly Board meetings;

18.	Assemble and distribute Board packages to trustees and others;

19.	Provide necessary financial data for board book material, as requested;

20.	Maintain copies of the Trust’s Declaration of Trust and By-Laws;

21.	Assist in maintaining corporate records, maintain master registration statements and comply with SEC requirements in case of examinations;

22.	Assist in the handling of routine regulatory examinations of the Fund or Trust and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

23.	Assist in SEC requests for information, including preparation and coordination of certain materials, including materials requested by the SEC;

24.	Coordinate with insurance providers, including solicitation of bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, assist in the acquisition of such insurance and bond coverage, monitor assets to assure adequate fidelity bond coverage is maintained and file fidelity bonds with the SEC pursuant to Rule 17g-1;

25.	Monitor regulatory and legislative developments that may affect the Fund or the Trust, update the Board, the Fund and the Adviser on those developments;

26.	Assist in oversight of blue sky administration;

27.	Oversee the performance of blue sky services pursuant to the specific instructions of the trust’s officers;

28.	Perform independent daily/weekly/monthly/quarterly compliance testing in support of SEC 1940 Act rules and diversification requirements, Fund prospectus and SAI requirements, IRS Regulated Investment Company qualification requirements, and any general investment guideline monitoring requested;

29.	Monitor the Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended;

30.	Provide periodic testing of the Fund’s requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Trust;

31.	Prepare monthly or quarterly compliance reports to the Trust’s Chief Compliance Officer and reports for inclusion in quarterly Board books;

32.	Prepare the Fund’s federal and state tax returns and extension requests for review by the Fund’s independent accountants and execution and filing by the Trust’s Treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC (for Trustees and vendors);

33.	Prepare federal excise tax returns and federal and state income tax returns;

34.	Maintain records of wash losses and ongoing impact on the tax basis of investments;

35.	Compute tax basis provisions for both excise and income tax purposes;

36.	Calculate and review declaration of income distributions for income and excise tax distribution requirements;

37.	Calculate and review declaration of capital gain distributions for income and excise tax distribution requirements;

38.	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration;

39.	Provide information for year-end shareholder tax reporting;

40.	Calculate Dividends Received Deduction for corporate shareholders;

41.	Prepare all tax footnotes for financial statements;

42.	Request and maintain Form W-9 for Trustees and vendors;

43.	Prepare, mail and file Form 1099-Misc for Trustees and vendors;

44.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants and provide office facilities for audits as necessary;

45.	Prepare and assist with auditors’ supporting work papers, schedules and letters;

46.	Assist with the preparation, filing, and printing (including coordinating with print vendors) of the annual and semi-annual shareholder reports and arrange for the distribution of such reports to shareholders;

47.	Prepare and review semi-annual and annual financial statements;

48.	Prepare schedule of investments for Form NQ;

49.	Calculate daily Fund performance information, including after-tax returns, as required;

50.	Provide customized total return reporting to the Adviser;

51.	Oversee daily, weekly and monthly net asset value (“NAV”) and performance dissemination to reporting agencies;

52.	Prepare and file monthly, quarterly and annual questionnaires with reporting agencies;

53.	Distribute dividend and capital gain information to reporting agencies;

54.	Assist in the dissemination of monthly and quarterly portfolio holdings to Morningstar, Lipper, Thomson and others;

55.	Maintain certain books and records of the Trust as required under Rule 31a-1 of the 1940 Act, as may be mutually agreed upon;

56.	Prepare for review by the designated Officer(s) of the Trust annual fund expense budgets, perform and review monthly expense accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of each Fund’s expenses and obtain authorization of accrual changes and expense payments;

57.	Review invoices against contracts and coordinate payment with the Fund’s custodian;

58.	Prepare check requests and forward for appropriate approval for payment;

59.	Develop daily expense accrual factors to be used for daily NAV calculation;

60.	Prepare and review adjusting and true-up entries;

61.	Calculate expense ratios for monthly/quarterly reporting;

62.	Prepare annual review of trustee fees;

63.	Prepare trustee fee checks for Board members;

64.	Prepare monthly expense reporting package for the Adviser

65.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management; and

66.	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern.

67.	Provide information to assist Fund in connection with Section 19 notices.

SCHEDULE D
FUND ACCOUNTING SERVICES
Description of Fund Accounting Services:
1.	Consult with the Trust’s officers, and the Fund’s independent accountants, legal counsel, custodian, fund accountant, distributor and transfer agent in establishing the accounting policies of the Fund;

2.	Maintain the books and records for the Fund’s assets including records of all securities transactions;

3.	Calculate the Fund’s net asset value per share utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the investment adviser to the Funds (the “Adviser”);

4.	Execute security pricing in accordance with Fund’s pricing policy;

5.	Reconcile positions, entitlements, accruals and cash with custody records and provide the Adviser with the beginning cash balance available for investment purposes;

6.	Calculate monthly SEC yield and transmit information as required by the Adviser;

7.	Verify investment buy/sell trade tickets when received from the Adviser;

8.	Compute, as appropriate, and in consultation with the Fund’s auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;

9.	Determine unrealized appreciation and depreciation on securities held by the Fund;

10.	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Adviser;

11.	Post Fund transactions to appropriate categories;

12.	Accrue expenses as established in the expense budget of the Fund;

13.	Determine the outstanding receivables and payables for all security trades, portfolio share transactions and income and expense accounts in accordance with the budgets provided by the Fund or the Adviser;

14.	Coordinate with the Fund’s independent auditors and provide accounting reports in connection with the Fund’s regular annual audits and other routine audits and examinations by regulatory agencies and as otherwise reasonably requested by the Fund;

15.	Maintain historical tax lots for each security held by the Fund;

16.	Provide accounting for portfolio transactions, income, expenses, capital share and distribution activity within the Fund;

17.	Update and report cash availability as required by the Adviser; and

18.	Produce transaction data, financial reports and such other periodic and special reports that the Fund may reasonably request.